EXHIBIT 99

MEDIA CONTACT:	INVESTOR CONTACT:
Connie Pautz Corporate Communications Director Hutchinson Technology 320-587-1823	Darlene Polzin Investor Relations Director Hutchinson Technology 320-587-1605

HUTCHINSON TECHNOLOGY FISCAL SECOND QUARTER
SHIPMENTS EXCEEDED EARLIER GUIDANCE DUE TO INCREASED DEMAND

Second Quarter EPS Expected to be at High End of Prior Guidance

HUTCHINSON, Minn., March 31, 2005 -— Hutchinson Technology Incorporated (Nasdaq/NMS: HTCH) said today that it expects net income per diluted share for its fiscal second quarter ended March 27, 2005 to be at the high end of its prior guidance of $0.40 to $0.50 per share. Net sales for the quarter are expected to total approximately $158 million compared to January 2005 guidance of $135 to $145 million.

Wayne M. Fortun, Hutchinson Technology’s president and chief executive officer, said demand grew steadily through the company’s second quarter. “Our average weekly shipments of suspension assemblies increased by almost 20 percent from the start of the fiscal 2005 second quarter to the end of the quarter, with total units shipped reaching approximately 180 million,” said Fortun. The company shipped 127 million suspension assemblies in its fiscal 2004 second quarter and 175 million in its fiscal 2005 first quarter.

The company is planning to increase manufacturing capacity from approximately 15 million suspension assembly units per week to 20 million units per week by the end of the current fiscal year. To support this growth in capacity, the company has increased its fiscal 2005 capital spending budget to $220 million from $120 million.

Hutchinson Technology plans to report its results for the second quarter on April 21, 2005, after market close, and will provide further information on its second quarter performance and fiscal 2005 third quarter outlook at that time.

Hutchinson Technology is the leading worldwide supplier of suspension assemblies for disk drives. Hutchinson Technology’s BioMeasurement Division provides health professionals with simple, accurate methods to measure the oxygen in tissue.

This announcement contains forward-looking statements regarding the company’s results of operations and plans for increasing manufacturing capacity and capital spending. The company does not undertake to update its forward-looking statements. These statements involve risks and uncertainties. The company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of the company’s routine accounting procedures and reviews and other factors described from time to time in the company’s reports filed with the Securities and Exchange Commission.

###